Exhibit 99.5

Information Concerning Participants in the Solicitation

     In accordance with Rule 14a-12(a)(1)(i) of the Securities Exchange Act of 1934, as amended, Beverly Enterprises, Inc. (“BEI”), its directors, executive officers and certain other officers named below may be deemed to be participants in the solicitation of proxies for BEI’s 2005 annual meeting of stockholders. Other officers of BEI who may be deemed to be participants in the solicitation of proxies in connection with the annual meeting have not been determined as of the date of this filing. The number of shares of BEI common stock, phantom stock units and options to acquire shares of BEI common stock beneficially owned by each of these persons as of February 9, 2005 is listed next to his or her name.

Executive Officers and Certain Other Officers

Name of Executive Officer	BEI Common Shares	Stock Options

William R. Floyd, Chairman of the Board, President and Chief Executive Officer	660,880, including 467,322 shares of restricted stock	1,500,000

Douglas J. Babb, Executive Vice President, Chief Administrative and Legal Officer	182,901, including 135,171 shares of restricted stock	422,400

David R. Devereaux, Chief Operating Officer – Nursing Facilities	239,444, including 138,377 shares of restricted stock	409,875

Jeffrey P. Freimark, Executive Vice President, Chief Financial and Information Officer	172,556, including 138,376 shares of restricted stock	300,000

Cindy H. Susienka, President, AEGIS Therapies, Inc. and HomeCare	118,777, including 89,358 shares of restricted stock	238,700

James M. Griffith, Senior Vice President Investor Relations and Corporate Communications	193,577, including 54,670 shares of restricted stock	156,600

Directors who are not Executive Officers

Name of Director	BEI Common Shares	Stock Options	Phantom Stock Units

Melanie Creagan Dreher	—	—	12,412

John D. Fowler, Jr.	5,000	25,667	67,010

John P. Howe, III, M.D.	—	32,083	42,873

James W. McLane	15,385, all of which are shares of restricted stock	34,968	21,597

Ivan R. Sabel	—	2,750	23,164

Donald L. Seely	38,385, including 15,385 shares of restricted stock	23,833	—

Marilyn R. Seymann, Ph.D.	16,385, including 15,385 shares of restricted stock	56,625	21,933

     The restricted stock and some of the stock options and phantom stock units described above are unvested as of the date hereof. These options, phantom stock units and any restricted stock described above may vest upon the occurrence of a change of control of BEI.

     BEI is also a party to employment agreements with its executive officers under which the executive officers may be entitled to receive compensation and other payments upon certain events, including upon the occurrence of specific events following a change of control of BEI. A description of the employment agreements and other interests of BEI’s executive officers and directors is set forth in the proxy statement for BEI’s 2004 annual meeting of stockholders filed with the SEC on March 9, 2004 and will also be contained in BEI’s proxy statement for the 2005 annual meeting of stockholders, when it becomes available. These and other relevant documents are and will be available for free at www.sec.gov. You may also obtain a free copy of these and other relevant documents and BEI’s proxy statement for the 2005 annual meeting of stockholders, when it becomes available, by writing to Beverly Enterprises at One Thousand Beverly Way, Fort Smith, Arkansas 72919, Attn: Investor Relations or at www.beverlycorp.com under the tab “Investor Information” and then under the heading “SEC Filings”.